Exhibit 99.2

CSX REPORTS FOURTH QUARTER 2003 RESULTS

•	Fourth-quarter net income was $123 million, 57 cents per share, including a net restructuring charge of $12 million pretax ($7 million after tax), or 4 cents per share for the company’s management streamlining efforts.

•	Surface Transportation revenues rose 4% to $1.90 billion compared to last year’s fourth quarter.

•	Surface Transportation operating income was $239 million including the net restructuring charge.

JACKSONVILLE, Fla., January 27, 2004 – CSX Corporation (NYSE: CSX) today reported fourth quarter net income of $123 million, or 57 cents per share, including a net after-tax restructuring charge of $7 million or 4 cents per share. Excluding this charge, fourth quarter net income was $130 million, or 61 cents per share, versus $137 million or 64 cents, a year ago.

Surface Transportation revenue, which includes CSX’s rail and intermodal units, was $1.90 billion versus $1.82 billion a year ago. The company’s merchandise markets all showed strong year-over-year growth with revenue and volume up 6%. Coal and Intermodal volumes also increased year over year. Total CSX revenues for the quarter were $1.95 billion compared to $2.06 billion in 2002. The prior year includes revenue of $189 million from an affiliated company conveyed earlier this year.

“CSX saw tremendous revenue growth in the fourth quarter and throughout 2003. This growth reflects a strengthening economy, aggressive efforts to win modal conversions and innovative service products that better adapt to customer needs,” said Michael J. Ward, CSX Corporation chairman and chief executive officer. “In addition, we strengthened our balance sheet through a reduced debt-to-equity ratio and free cash flow in excess of $300 million or 80% increase year over year.”

“However, because these positive trends were offset by continued high operational costs, we remain keenly focused on improving our cost structure and restoring our higher service levels that we’ve seen in the recent past,” Ward said.

Operating income for Surface Transportation was $239 million. Excluding the net restructuring charge mentioned above operating income was $251 million for the quarter, down from $281 million in the same quarter last year. On a consolidated basis excluding the net restructuring charge, operating income was $274 million versus $318 million in 2002.

RECAP OF RESULTS (reconciliation to GAAP):

(Dollars in millions, except per share amounts)

	4th QTR		Year
	2003	2002	2003	2002
Surf Trans Oper Inc	$239	$281	$651	$995
Charges	12	—	251	—

Adj Surf Trans Oper Inc	$251	$281	$902	$995
Net Earnings	$123	$137	$246	$424
Charges	7	—	225	—
Cumulative Effect	—	—	(57)	43

Adj Net Earnings (bef cum effect)	$130	$137	$414	$467
EPS	$0.57	$0.64	$1.14	1.99
Charges	0.04	—	1.06	—
Cumulative Effect	—	—	(.26)	.20

Adj EPS (bef cum effect)	$0.61	$0.64	$1.94	$2.19

CSX Corporation, based in Jacksonville, Fla., owns one of the largest rail networks in the United States. CSX Transportation Inc., and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

500 Water Street

15th Floor, C900

Jacksonville, FL 32202

http://www. csx.com

Contact:

Peter Mills

(904) 359-3184

The accompanying unaudited financial information should be read in conjunction with the Company’s 2002 Annual Report on Form 10-K, 2003 Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

		Quarters Ended		Years Ended
		Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002
		(Unaudited)
Revenue and Expense	Operating Revenue	$1,953	$2,060	$7,793	$8,152
	Operating Expense	1,691	1,742	7,167	7,025

	Operating Income	262	318	626	1,127
	Other Income	27	—	57	41
	Interest Expense	107	107	418	445

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	182	211	265	723
	Income Tax Expense	59	74	76	256

	Earnings Before Cumulative Effect of Accounting Change	123	137	189	467
	Cumulative Effect of Accounting Change - Net of Tax	—	—	57	(43)

	Net Earnings	$123	$137	$246	$424

Per Common Share	Earnings Per Share, Assuming Dilution:
	Before Cumulative Effect of Accounting Change	$0.57	$0.64	$0.88	$2.19
	Cumulative Effect of Accounting Change	—	—	0.26	(0.20)

	Net Earnings	$0.57	$0.64	$1.14	$1.99

	Average Diluted Common Shares Outstanding (Thousands)	214,742	213,690	214,396	213,512

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.40	$0.40

Notes to Consolidated Financial Statements

(1)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings. On an ongoing basis, depreciation expense will be reduced, while labor and fringe and materials, supplies and other expense will be increased.

(2)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Horizon has subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $300 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor.

(3)	SFAS 142, “Goodwill and Other Intangible Assets,” was issued in 2001. The Company adopted this standard at the beginning of fiscal year 2002 and incurred a pretax charge of $83 million, $43 million after tax and consideration of minority interest, 20 cents per share, as a cumulative effect of an accounting change, which represents the difference between book value and the fair value of indefinite lived intangible assets. These indefinite lived intangible assets are permits and licenses that the Company holds relating to a proposed pipeline to transfer natural gas from Alaska’s north slope to the port in Valdez, Alaska. The fair value was determined using a discount method of projected future cash flows relating to these assets. The carrying value of these assets is now approximately $3 million. The adoption of SFAS 142 did not have a material effect on prior reporting periods and is not expected to have a material effect on future earnings.

(4)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, 68 cents per share, in the third quarter of 2003 to increase its provision for casualty claims.

(5)	Also in the third quarter of 2003, CSX entered into two settlement agreements with Maersk that resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect was to reduce the Company’s earnings by $108 million pretax, $67 million after tax, or 31 cents per share. This charge is reflected in the financial statements as the additional loss on sale of the international container-shipping assets.

(6)	In the fourth quarter of 2003, the Company recorded $34 million pretax, $21 million after tax, 10 cents per share, as the initial charge for separation expenses related to the Organizational Effectiveness Initiative announced in November 2003. In addition, the Company recorded a $22 million pretax, $14 million after tax, 6 cents per share, credit related to revised estimates for railroad retirement taxes and the amount of benefits that will be paid to individuals under the $1.3 billion charges for separation plans initially recorded in 1991 and 1992. For the year, the Company has recorded a net restructuring charge of $22 million, $13 million after tax or 7 cents per share, that includes these items and an additional separation charge that was included in the third quarter results.

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

		Dec. 26, 2003	Dec. 27, 2002
		(Unaudited)
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$368	$264
	Accounts Receivable - Net	1,163	845
	Materials and Supplies	170	180
	Deferred Income Taxes	136	128
	Other Current Assets	63	155
	Domestic Container-Shipping Assets Held for Disposition	—	263

	Total Current Assets	1,900	1,835
	Properties - Net	13,730	13,286
	Investment in Conrail	4,678	4,653
	Affiliates and Other Companies	515	381
	Other Long-term Assets	922	807

	Total Assets	$21,745	$20,962

Liabilities	Current Liabilities
	Accounts Payable	$827	$802
	Labor and Fringe Benefits Payable	397	457
	Casualty, Environmental and Other Reserves	280	246
	Current Maturities of Long-term Debt	426	391
	Short-term Debt	2	143
	Income and Other Taxes Payable	123	144
	Other Current Liabilities	164	178
	Domestic Container-Shipping Liabilities Held for Disposition	—	104

	Total Current Liabilities	2,219	2,465
	Casualty, Environmental and Other Reserves	836	604
	Long-term Debt	6,886	6,519
	Deferred Income Taxes	3,742	3,567
	Other Long-term Liabilities	1,621	1,566

	Total Liabilities	15,304	14,721

Shareholders’ Equity	Common Stock, $1 Par Value	215	214
	Other Capital	1,567	1,548
	Retained Earnings	4,957	4,797
	Accumulated Other Comprehensive Loss	(298)	(318)

	Total Shareholders’ Equity	6,441	6,241

	Total Liabilities and Shareholders’ Equity	$21,745	$20,962

CSX Corporation and Subsidiaries	Quarterly Flash
CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

		Years Ended
		Dec.26, 2003	Dec.27, 2002
		(Unaudited)
Operating Activities	Net Earnings	$246	$424
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	643	649
	Deferred Income Taxes	119	172
	Cumulative Effect of Accounting Change - Net of Tax	(57)	43
	Additional Loss on Sale	108	—
	Provision for Casualty Reserves	232	—
	Restructuring Charge - Net	22	—
	Other Operating Activities	(108)	(108)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	19	30
	Termination of Sale of Receivables	(380)	—
	Other Current Assets	40	23
	Accounts Payable	49	(83)
	Other Current Liabilities	(129)	(23)

	Net Cash Provided by Operating Activities	804	1,127

Investing Activities	Property Additions	(1,059)	(1,080)
	Net Proceeds from Divestitures	214	—
	Short-term Investments - Net	65	350
	Other Investing Activities	(27)	(45)

	Net Cash Used by Investing Activities	(807)	(775)

Financing Activities	Short-term Debt - Net	(141)	140
	Long-term Debt Issued	919	748
	Long-term Debt Repaid	(500)	(1,159)
	Dividends Paid	(86)	(86)
	Other Financing Activities	(20)	(5)

	Net Cash Provided (Used) by Financing Activities	172	(362)

Cash, Cash Equivalents and Short-term Investments	Net Increase (Decrease) in Cash and Cash Equivalents	169	(10)
	Cash and Cash Equivalents at Beginning of Period	127	137

	Cash and Cash Equivalents at End of Period	296	127
	Short-term Investments at End of Period	72	137

	Cash, Cash Equivalents and Short-term
	Investments at End of Period	$368	$264

CSX Corporation and Subsidiaries	Quarterly Flash
BUSINESS SEGMENTS (Unaudited)(1)
(Dollars in Millions)
Quarters Ended Dec. 26, 2003, and Dec. 27, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Operating Revenue	$1,568	$1,506	$328	$309	$1,896	$1,815	$57	$56	$—	$189	$1,953	$2,060
Operating Expense
Labor and Fringe	636	638	19	18	655	656	13	12	—	61	668	729
Materials, Supplies and Other	341	266	57	48	398	314	21	18	6	69	425	401
Conrail Rents, Fees and Services	83	74	—	—	83	74	—	—	—	—	83	74
Building and Equipment Rent	110	99	36	33	146	132	2	2	(4)	4	144	138
Inland Transportation	(102)	(94)	175	167	73	73	—	1	—	29	73	103
Depreciation	141	154	9	7	150	161	2	2	2	5	154	168
Fuel	140	124	—	—	140	124	—	—	—	19	140	143
Miscellaneous	—	—	—	—	—	—	2	(3)	(10)	(11)	(8)	(14)
Restructuring Charge Net(5)	12	—	—	—	12	—	—	—	—	—	12	—

Total Operating Expense	1,361	1,261	296	273	1,657	1,534	40	32	(6)	176	1,691	1,742

Operating Income (Loss)	$207	$245	$32	$36	$239	$281	$17	$24	$6	$13	$262	$318

Operating Ratio	86.8%	83.7%	90.2%	88.3%	87.4%	84.5%	70.2%	57.1%

Years Ended Dec. 26, 2003, and Dec. 27, 2002

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Operating Revenue	$6,182	$6,003	$1,257	$1,180	$7,439	$7,183	$226	$236	$128	$733	$7,793	$8,152
Operating Expense
Labor and Fringe	2,555	2,530	73	67	2,628	2,597	51	57	61	232	2,740	2,886
Materials, Supplies and Other	1,329	1,212	201	179	1,530	1,391	76	77	56	256	1,662	1,724
Conrail Rents, Fees and Services	342	322	—	—	342	322	—	—	—	—	342	322
Building and Equipment Rent	418	425	144	131	562	556	8	9	(4)	36	566	601
Inland Transportation	(399)	(365)	697	633	298	268	6	7	16	95	320	370
Depreciation	579	576	32	29	611	605	9	9	9	24	629	638
Fuel	566	449	—	—	566	449	—	—	15	66	581	515
Miscellaneous	—	—	—	—	—	—	7	8	(42)	(39)	(35)	(31)
Provision for Casualty Claims(3)	229	—	—	—	229	—	—	—	3	—	232	—
Additional Loss on Sale(4)	—	—	—	—	—	—	—	—	108	—	108	—
Restructuring Charge - Net(5)	22	—	—	—	22	—	—	—	—	—	22	—

Total Operating Expense	5,641	5,149	1,147	1,039	6,788	6,188	157	167	222	670	7,167	7,025

Operating Income (Loss)	$541	$854	$110	$141	$651	$995	$69	$69	$(94)	$63	$626	$1,127

Operating Ratio	91.2%	85.8%	91.2%	88.1%	91.2%	86.1%	69.5%	70.8%

(1)	Prior periods have been reclassified to conform to the current presentation.

(2)	Eliminations/Other consists of the following:

(a)	Charge incurred upon entering into settlement agreements with Maersk

(b)	Reclassification of International Terminals minority interest expense

(c)	Operations of CSX Lines and gain amortization

(d)	Expenses related to the 2003 retirement of the Company’s former Chairman and Chief Executive Officer

(e)	Other items

(3)	Represents charge recorded in connection with the Company’s change in estimating casualty reserves, which impacted Surface Transportation’s full year operating income by $229 million and operating ratio by 3 percent.

(4)	Represents the charge incurred upon entering into settlement agreements with Maersk.

(5)	Includes the restructuring charge recorded in connection with the Organizational Effectiveness Initiative and the favorable change in estimate of benefits to be paid under 1991 and 1992 separation plans.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION TRAFFIC AND REVENUE(1)
Loads (Thousands); Revenue (Dollars in Millions)

	Fourth Quarter Loads			Fourth Quarter Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	116	112	4%	$83	$79	5%
Metals	88	79	11	110	99	11
Forest and Industrial Products	150	143	5	199	190	5
Agricultural and Food	119	118	1	171	169	1
Chemicals	136	133	2	249	241	3
Emerging Markets	120	101	19	116	97	20

	729	686	6	928	875	6
Automotive	139	137	1	228	219	4
Coal, Coke and Iron Ore
Coal	406	395	3	388	386	1
Coke and Iron Ore	18	18	—	15	15	—

	424	413	3	403	401	—
Other	—	—	—	9	11	(18)

Total Rail	1,292	1,236	5	1,568	1,506	4

Intermodal
Domestic	285	268	6	214	198	8
International	290	267	9	115	109	6
Other	—	—	—	(1)	2	(150)

Total Intermodal	575	535	7	328	309	6

Total Surface Transportation	1,867	1,771	5%	$1,896	$1,815	4%

	Year Loads			Year Revenue
	2003	2002	% Change	2003	2002	%Change
Merchandise
Phosphates and Fertilizers	460	463	(1)%	$329	$324	2%
Metals	348	319	9	435	401	8
Forest and Industrial Products	604	590	2	806	771	5
Agricultural and Food	457	452	1	660	648	2
Chemicals	544	542	—	993	964	3
Emerging Markets	476	424	12	471	398	18

	2,889	2,790	4	3,694	3,506	5
Automotive	529	538	(2)	853	845	1
Coal, Coke and Iron Ore
Coal	1,570	1,574	—	1,543	1,529	1
Coke and Iron Ore	65	70	(7)	57	69	(17)

	1,635	1,644	(1)	1,600	1,598	—
Other	—	—	—	35	54	(35)

Total Rail	5,053	4,972	2	6,182	6,003	3

Intermodal
Domestic	1,060	982	8	784	696	13
International	1,170	1,137	3	469	476	(1)
Other	—	—	—	4	8	(50)

Total Intermodal	2,230	2,119	5	1,257	1,180	7

Total Surface Transportation	7,283	7,091	3%	$7,439	$7,183	4%

(1)	Certain prior period traffic has been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION OPERATING RESULTS

REVENUE

Merchandise

Merchandise showed strong growth in the fourth quarter with revenue and volume up 6 percent. Substantially all markets showed year-over-year improvements in revenue and volume.

•	Phosphates and Fertilizers – Revenues were up 5 percent, largely driven by growth in phosphoric acid, ammonia and potash. Weakness continued in port phosphate rock.

•	Metals – Quarterly revenue and volume were up 11 percent year over year, largely driven by modal conversions and strong global steel demand, particularly from China, coupled with domestic sourcing changes. Ferrous scrap, as well as sheet steel, plate and aluminum products experienced the most growth. Bar, rod and structural and pipe also grew due to improvements in construction and energy markets.

•	Forest and Industrial Products – Construction demand during the fourth quarter drove continued growth in building products. Growth in paper products slowed due to reduced box demand and multiple mill shutdowns.

•	Agricultural and Food – Fourth-quarter volume was slightly ahead of prior year. A large southeast crop displaced midwest feed grain in October. A short bean crop limited buying by forward processors. Strength in wheat and flour, canned goods and exports offset shortfalls in soybeans, sweeteners and vegetable oils. Sweeteners continue to be negatively impacted by source shifts and a plant closure.

•	Chemical – Recent strengthening continued in the fourth quarter. Nearly all major commodity groupings posted year-over-year increases, led by 7 percent growth in petroleum products and 5 percent growth in plastics and intermediates. This growth offset weakness in glass manufacturing that continued due to plant closures. Liquid petroleum gas results were below last year’s record levels.

•	Emerging Markets – All lines of business showed significant volume growth versus last year. Fourth-quarter revenues were up 20 percent on 19 percent volume growth. Aggregates and cement traffic grew faster than industry growth rates due to new industrial development and modal conversions. Military volumes showed strength during fourth quarter. Strength also continued in waste markets.

Automotive

In spite of a 200,000-unit year-over-year production decline, automotive revenues were up 4 percent year over year. Volume strength was driven by modal conversion. Revenue-per-car improvement was driven by length of haul extensions and price.

Coal, Coke and Iron Ore

Coal, coke and iron ore experienced 3 percent volume growth due to gains in southern utilities and export markets. Steel related traffic showed renewed strength due to sourcing demand changes. Strength in export moves continued due to high European steam coal demand for electricity generation.

Intermodal

•	Domestic – Experienced 8 percent revenue growth on 6 percent volume increases due to transloading and new programs. Strength in the Company’s trucking initiative brokerage continued. Parcel sector also showed year-over-year strength.

•	International – Strength in general import growth, 9 percent in volume, was partially offset by continued international import/export volumes over east coast ports.

CSX Corporation and Subsidiaries	Quarterly Flash
SURFACE TRANSPORTATION OPERATING RESULTS (continued)

EXPENSE

Labor and Fringe expenses were down $1 million in the fourth quarter of 2003, compared to the fourth quarter of 2002. Benefits of reduced staffing levels and reversal of the Company’s incentive compensation accrual were offset by increased costs relating to wage inflation and system-related overtime.

Materials, Supplies and Other expenses increased $84 million in the fourth quarter of 2003 over fourth quarter 2002 due to increased personal injuries, derailment related costs and prior year property and sales tax reductions.

Conrail Rents, Fees and Services increased $9 million in the fourth quarter of 2003 compared to the same period last year due primarily to favorable tax settlements recorded in 2002 and increases in current year contractual rental arrangements for Shared Area facilities.

Building and Equipment Rent increased $14 million in fourth quarter 2003 compared to fourth quarter 2002 as a result of automotive car hire reclaims and increased merchandise volumes and utilization.

Depreciation was down to $150 million from $161 million in the prior year quarter due to revised depreciation rates which were a result of the Company’s life study and the effect of adopting SFAS 143 in the current year.

Fuel expenses increased $16 million in the fourth quarter 2003 compared to the same period of the prior year primarily due to increased fuel prices.

Restructuring Charge - Net of $12 million in the fourth quarter 2003 represents the cost of CSX’s reorganization charges offset by reductions in 1991/1992 separation reserves.

CSX Corporation and Subsidiaries	Quarterly Flash
RAIL OPERATING STATISTICS(1)

		Fourth Quarter			Year
		2003	2002	% Change	2003	2002	% Change
Coal (Millions of Tons)	Domestic:
	Utility	35.4	34.0	4%	134.3	133.4	1%
	Other	5.1	6.5	(22)	23.7	24.6	(4)

	Total Domestic	40.5	40.5	—	158.0	158.0	—
	Export	2.5	1.6	56	8.7	9.3	(6)

	Total	43.0	42.1	2	166.7	167.3	—

Revenue Ton-Miles (Billions)	Merchandise	33.7	31.2	8	133.1	125.5	6
	Automotive	2.4	2.5	(4)	8.9	9.3	(4)
	Coal	17.7	18.0	(2)	70.3	72.4	(3)
	Intermodal	5.6	5.3	6	21.6	21.0	3

	Total	59.4	57.0	4	233.9	228.2	2

Gross Ton-Miles(2) (Billions)	Total Gross Ton-Miles	114.0	109.5	4%	447.9	438.1	2%

Service Measurements	Personal Injury Frequency Index (Per 100 Employees)	2.26	1.83	(23)%	2.20	1.98	(11)%
	FRA Train Accidents Frequency (Per Million Train Miles)	4.60	3.87	(19)	4.37	3.34	(31)
	Average, All Trains (Miles Per Hour)	21.4	22.4	(4)	21.1	22.5	(6)
	Average System Dwell Time (Hours)	26.6	24.2	(10)	25.3	23.2	(9)
	Average Total Cars-On-Line	230,864	227,492	(1)	229,926	229,609
	On-Time Originations	57.2%	74.3%	(23)	62.0%	76.4%	(19)
	On-Time Arrivals	53.2%	73.0%	(27)	56.9%	76.9%	(26)
	Average Recrews (Per Day)	52.0	31.0	(68)%	50.0	26.0	(92)%

(1)	Amounts for 2003 are estimated.

(2)	Amounts exclude locomotive gross ton-miles.

SURFACE TRANSPORTATION FUEL STATISTICS

	Fourth Quarter		Year
	2003	2002	2003	2002
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	152.5	146.2	591.5	572.2
Price Per Gallon (Dollars)	$0.9168	$0.8416	$0.9564	$0.7839
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(11.5)	$(5.0)	$(102.1)	$69.0

CSX Corporation and Subsidiaries	Quarterly Flash
INTERNATIONAL TERMINALS

OPERATING RESULTS

Revenue increased $1 million to $57 million for the 2003 quarter, compared to $56 million in the prior quarter, primarily due to increased volumes at its Hong Kong operations.

Expenses increased $8 million to $40 million for the fourth quarter, compared to $32 million for the 2002 quarter. This was due primarily to a $6 million gain on the divestiture of a portion of its Caucedo terminal ownership recorded as a reduction to miscellaneous expenses in 2002. Also, operating costs were higher at its Hong Kong Operations due to increased volumes in 2003.

Operating income decreased $7 million for the 2003 quarter, as compared to the 2002 quarter, due to the gain mentioned above as well as slightly higher overhead and administrative expenses in the 2003 quarter.

OPERATING STATISTICS(1)

	(Unaudited)
	Fourth Quarter		Year
	2003	2002	2003	2002
Gross Revenue (Dollars in Millions)	$110	$98	$413	$387
Gross Lifts	886,381	528,843	3,280,322	2,106,762
Average Port Productivity (Port Moves Per Crane Per Hour)	31.0	30.7	31.3	31.5

(1)	Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share
	2003	2002(4)	2001(4)	2003(5)(6)(7)	2002(4)	2001(1)(4)	2003(2)(5)(6)(7)	2002(3)	2002
First Quarter	$2,016	$1,964	$2,025	$177	$212	$189	$.46	$.12	$.10
Second Quarter	1,942	2,073	2,057	285	321	265.59		.63	.51
Third Quarter	1,882	2,055	2,019	(98)	276	282	(.48)	.60	.47
Fourth Quarter	1,953	2,060	2,009	262	318	221.57		.64	.31

Year	$7,793	$8,152	$8,110	$626	$1,127	$957	$1.14	$1.99	$1.38

(1)	Fourth quarter 2001 includes a charge of $60 million pretax, $37 million after tax, 17 cents per share, for the settlement of the 1997 New Orleans tank car fire litigation.

(2)	First quarter 2003 includes a credit of $57 million after tax, 26 cents per share, as a result of a cumulative effect of an accounting change for asset retirement obligations.

(3)	First quarter 2002 includes a charge of $43 million after tax, 20 cents per share, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

(4)	In the first quarter of 2003, CSX conveyed its interest in CSX Lines. Revenue from CSX Lines is included in previous quarters of $189 million in fourth quarter of 2002 and $171 million in fourth quarter of 2001. CSX Lines’ operating income of $6 million and $11 million is included in the fourth quarters of 2002 and 2001, respectively.

(5)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, 68 cents per share, in the third quarter of 2003 to increase its provision for casualty claims.

(6)	In the third quarter, CSX entered into two settlement agreements with Maersk which resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect is to reduce the Company’s earnings by $108 million pretax, $67 million after tax, or 31 cents per share. This charge is reflected in the financial statements as the additional loss on sale of the international container-shipping assets.

(7)	In the fourth quarter of 2003, the Company recorded $34 million pretax, $21 million after tax, 10 cents per share, as the initial charge for separation expenses related to the Organizational Effectiveness Initiative announced in November 2003. In addition, the Company recorded a $22 million pretax, $14 million after tax, 6 cents per share, credit related to revised estimates for railroad retirement taxes and the amounts of benefits to be paid to individuals under the $1.3 billion charges for separation plans initially recorded in 1991 and 1992.

CSX Corporation and Subsidiaries	Quarterly Flash
FINANCIAL MEASURES (Unaudited)

	Years Ended
	Dec. 26, 2003	Dec. 27, 2002
Working Capital Deficit (Dollars in Millions)	$(319)	$(630)
Current Ratio	0.9	0.7
Commercial Paper - Short-term (Dollars in Millions)	$2	$143
Debt Ratio(1)	51%	52%
All-in Debt Ratio(2)	54%	57%
12-Month Rolling Return on Assets	0.9%	2.2%
12-Month Rolling Return on Equity	3.0%	7.5%

(1)	Adjusted to include 42 percent of Conrail obligations.

(2)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

OTHER INCOME (EXPENSE)(1) (Unaudited)

(Dollars in Millions)

	Quarters Ended		Years Ended
	Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002
Interest Income	$5	$5	$21	$27
Income from Real Estate and Resort Operations	37	20	95	108
Discounts on Sales of Accounts Receivable	—	(6)	(10)	(26)
Minority Interest	(10)	(11)	(42)	(42)
Equity in Losses of Other Affiliates	2	2	2	(3)
Miscellaneous	(7)	(10)	(9)	(23)

Total	$27	$—	$57	$41

Gross Revenue from Real Estate and Resort Operations Included in Other Income	$90	$56	$274	$261

(1)	Prior periods have been reclassified to conform to current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash
EBITDA (Unaudited)

(Dollars in Millions)

This computation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is presented because management believes it is a financial indicator used by investors and analysts to evaluate companies on the basis of operating performance. This is not considered to be better information than is available in the Company’s publicly available reports filed with the Securities and Exchange Commission and does not conform with generally accepted accounting principles. CSX owns a 42 percent undivided interest in Conrail Inc., and operates over a portion of the Conrail territory under the terms of an operating agreement. Conrail loans its excess cash to its owners under loan agreements at market interest rates. The calculation of EBITDA combines CSX and Conrail financial data for analytical purposes only and is not intended to suggest that CSX has control over Conrail’s operations.

	CSX Consolidated		42% of Conrail		Other(2)		Combined EBITDA
	2003(1)	2002	2003	2002	2003	2002	2003	2002
Quarters Ended Dec. 26, 2003, and Dec. 27, 2002
Net Earnings (Loss), as adjusted	$130	$137	$20	$20	$(20)	$(20)	$130	$137
Depreciation and Amortization	154	168	34	33	22	28	210	229
Interest Income	(5)	(5)	(2)	(3)	3	4	(4)	(4)
Discounts on Sales of Accounts Receivable	—	6	—	—	—	—	—	6
Interest Expense	107	107	10	11	(3)	(8)	114	110
Income Tax Expense, as adjusted	64	74	10	5	(4)	(7)	70	72

Combined EBITDA	$450	$487	$72	$66	$(2)	$(3)	$520	$550

Years Ended Dec. 26, 2003, and Dec. 27, 2002
Net Earnings (Loss) Before Cumulative Effect of Accounting Change, as adjusted	$414	$467	$68	$76	$(68)	$(76)	$414	$467
Depreciation and Amortization	629	638	138	135	88	91	855	864
Interest Income	(21)	(27)	(8)	(10)	7	8	(22)	(29)
Discounts on Sales of Accounts Receivable	10	26	—	—	—	—	10	26
Interest Expense	418	445	42	44	(7)	(8)	453	481
Income Tax Expense, as adjusted	213	256	39	34	(22)	(23)	230	267

Combined EBITDA	$1,663	$1,805	$279	$279	$(2)	$(8)	$1,940	$2,076

(1)	CSX consolidated net earnings for 2003 has been adjusted and a reconciliation follows:

	CSX Consolidated 2003
	Quarter	Year
Net earnings, as adjusted	$130	$414
Provision for casualty reserves, net of income tax	—	(145)
Final loss on sale, net of income tax	—	(67)
Restructuring charge, net of income tax	(7)	(13)

Net earnings before cumulative effect of accounting change, per income statement	$123	$189

(2)	Other includes purchase price amortization, eliminations and reclassifications.

CSX Corporation and Subsidiaries	Quarterly Flash
EMPLOYEE COUNTS BY SEGMENT - ESTIMATED(1)

	2003				2002
	Nov.	Aug.	May	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	32,160	33,245	33,533	32,547	33,378	34,020	33,977	33,036
Intermodal	1,114	1,115	1,115	1,122	1,124	1,110	1,077	1,063
Technology and Corporate	810	839	858	887	900	912	896	878

Total Surface Transportation	34,084	35,199	35,506	34,556	35,402	36,042	35,950	34,977

International Terminals	1,001	1,006	1,013	1,035	1,238	1,242	1,264	1,275

Other	1,623	1,851	1,752	1,129	3,165	3,388	3,161	2,657

Total	36,708	38,056	38,271	36,720	39,805	40,672	40,375	38,909

(1)	Prior periods have been reclassified to conform to current presentation